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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
                          OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                          Commission File Number 0-2251


                                SCI SYSTEMS, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)



       2101 WEST CLINTON AVENUE, HUNTSVILLE, ALABAMA 35805 (256) 882-4800
       ------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
                         RIGHTS TO PURCHASE COMMON STOCK
                     ---------------------------------------
            (Title of each class of securities covered by this Form)


                       3% CONVERTIBLE SUBORDINATED NOTES
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)    [X]         Rule 12h-3(b)(1)(i)  [X]
               Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii) [ ]
                                                  Rule 15d-6           [ ]


        Approximate number of holders of record as of the certification or notice date: 1 -

        Pursuant to the requirements of the Securities Exchange Act of 1934, SCI Systems, Inc., as the surviving corporation of the merger with Sun Acquisition Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Sanmina Corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 2, 2002                     By:  /s/ Michael M. Sullivan
                                               ------------------------------
                                                   Michael M. Sullivan
                                                   General Counsel and Secretary